Exhibit 10.33

CHINA JO-JO DRUGSTORES, INC.

March 29, 2017

Via Email

Dear Ms. Wang:

This letter shall confirm our discussions pursuant to which you have indicated your willingness to serve as a member of each of the Board of Director, the Audit Committee, the Compensation Committee, and the Nominating Committee of China Jo-Jo Drugstores, Inc., a Nevada corporation (the “Company”), effective the date herein on the terms set forth below until the next annual shareholders meeting, your earlier resignation or the removal pursuant to the Company’s by-laws.

Our company compensates our non-employee directors for all services they perform as a director of our company, including attendance at Board of Directors meetings and service as members of committees of the Board of Directors to which they are appointed. You will receive an annual compensation of US$11,896 (RMB80,000).

You would also be reimbursed for all of your out-of-pocket expenses in traveling to and attending meetings of the Board of Directors and committees on which you would serve.

We will have the D&O insurance coverage for you. In addition, we will indemnify you to the fullest extent permitted by Nevada law as provided and according to our Articles of Incorporation.

You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to the undersigned. By signing this letter agreement, you reconfirm to the company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Very truly yours,

China Jo-Jo Drugstores, Inc.

By:	/s/ Lei Liu
Name:	Lei Liu
Title:	Chief Executive Officer

I have read and accept and agree to the above terms:

/s/ Caroline Wang
Signature of Caroline Wang